EXHIBIT 10.23
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is effective (date), by and between (Executive name) (“Executive”) and (Legal Company name) (“Company”) Corporate language: for itself and on behalf of its subsidiary corporations as applicable herein.
WHEREAS, Company is engaged in the building maintenance and related service businesses, and
WHEREAS, Executive is experienced in the administration, finance, marketing, and/or operation of such services, and
WHEREAS, Company has invested significant time and money to develop proprietary trade secrets and other confidential business information, as well as invaluable goodwill among its customers, sales prospects and employees, and
WHEREAS, Company has disclosed or will disclose to Executive such proprietary trade secrets and other confidential business information which Executive will utilize in the performance of Executive’s duties and responsibilities as (title) and under this Agreement; and
WHEREAS, Executive wishes to, or has been and desires to remain employed by Company, and to utilize such proprietary trade secrets, other confidential business information and goodwill in connection with Executive’s employment;
NOW THEREFORE, Executive and Company agree as follows:
1.	EMPLOYMENT. Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.

2.	TITLE. Executive’s title shall be (title) of Company, subject to modification as determined by the Company’s Board of Directors.

3.	DEFINITIONS. The capitalized terms used in this agreement shall have the following definitions:
A.	“AAA” means the American Arbitration Association.

B.	“ABM” means ABM Industries Incorporated, its subsidiaries, successors, and assigns.

C.	“Company” means (Company legal name) and its successors and assigns.

D.	“Base Salary” means the salary paid under Paragraph 7A for the applicable Fiscal Year.

E.	“Board” means the Board of Directors of Company.

F.	“Bonus” means a performance-based bonus payable under Paragraph 7B of this Agreement.

G.	“Chief Executive Officer” means the Chief Executive Officer of Company.

H.	“Executive” means (Executive name).

I.	“Extended Term” means the period for which this agreement is extended under Paragraph 15 of this Agreement.

J.	“Fiscal Year” means the period beginning on November 1 of a calendar year and ending on October 31 of the following calendar year or such other period as shall be designated by the Board as ABM’s fiscal year.

K.	“Initial Term” is the period beginning on (start date of term) and ending (end date of term), unless sooner terminated under Paragraph 16 of this Agreement.

L.	“Insurance Contribution” means Company’s contribution to provide group health and life insurance for Executive and excludes any payment by Executive for such coverage.

M.	“Just Cause” means (i) theft or dishonesty; (ii) more than one instance of neglect or failure to perform employment duties; (iii) more than one instance of inability or unwillingness to perform employment duties; (iv) insubordination; (v) abuse of alcohol or other drugs or substances affecting Executive’s performance of Executive’s employment duties; (vi) material and willful breach of this Agreement; (vii) other misconduct, unethical or unlawful activity; (viii) a conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof; or (ix) a conviction of or plea of “guilty” or “no contest” to a misdemeanor involving a crime of moral turpitude under the laws of the United States or any state thereof.

N.	“Managing Officer” means the officer designated by the Company to whom Executive shall report and be accountable.

O.	“Modification Period” means the remainder of the Initial or the then current Extended Term, as applicable, of this Agreement, following the change in Executive’s employment status from that of a full-time employee to that of a part-time employee under Paragraph 14 of this Agreement.

P.	“Performance Assessment” means the Managing Officer’s annual assessment of Executive’s performance against the Performance Criteria.

Q.	“Performance Objectives” means the performance goals for Executive established annually by the Managing Officer and approved by the Chief Executive Officer of Company or designee, in accordance with Paragraph 7B of this Agreement.

R.	“Proprietary Information” means Company’s proprietary trade secrets and other confidential information not in the public domain, including but not limited to specific customer data such as: (i) the identity of Company’s customers and sales prospects; (ii) the nature, extent, frequency, methodology, cost, price and profit associated with services and products purchased from Company; (iii) any particular needs or preferences regarding its service or supply requirements; (iv) the names, office hours, telephone numbers and street addresses of its purchasing agents or other buyers; (v) its billing procedures; (vi) its credit limits and payment practices; and (vii) its organization structure.

S.	“Significant Transaction” means ABM Industries Incorporated’s acquisition or disposition of a business or assets which ABM Industries Incorporated is required to report under Item 2.01 of Form 8-K under the rules and regulations issued by the Securities and Exchange Commission.

T.	“State of Employment” means (State).

U.	“Target Bonus” means (___)% of Executive’s Base Salary.

V.	“Total Disability” means Executive’s inability to perform Executive’s duties under this Agreement and shall be deemed to occur on the 91st consecutive or non-consecutive calendar day within any 12 month period that Executive is unable to perform Executive’s duties under this Agreement because of any physical or mental illness or disability.
4.	DUTIES & RESPONSIBILITIES. Executive shall assume and perform such executive or managerial duties and responsibilities as are assigned from time-to-time by the Managing Officer or such other officer designated by the Managing Officer, to whom Executive shall report and be accountable.

5.	TERM OF AGREEMENT. This agreement shall end on (end date of term), unless sooner terminated pursuant to Paragraph 16 or later extended to an Extended Term under Paragraph 15 of this Agreement.

6.	PRINCIPAL OFFICE. During the Initial Term and any Extended Term, as applicable, of this Agreement, Executive shall be based at a Company office located in the State of Employment or such other location as shall be mutually agreed upon by Company and Executive.

7.	COMPENSATION. Company agrees to compensate Executive, and Executive agrees to accept as compensation in full, for Executive’s assumption and performance of duties and responsibilities pursuant to this Agreement:
A.	SALARY. A salary paid in equal installments no less frequently than semi-monthly. Executive shall be eligible, at the sole discretion of the Company, to receive a merit increase based on Executive’s job performance or for any other reason deemed appropriate by the Company.

B.	BONUS. Subject to subparagraphs (iii), (iv) and (v) below, Executive shall be eligible to participate in the Company’s Bonus Plan for each Fiscal Year, as follows:
i.	Executive’s Bonus may range from 0% to 150% of the Target Bonus and shall be based on the Performance Assessment of Executive in terms of Performance Objectives established for the Executive for the applicable Fiscal Year. Performance Objectives will include both Company and individual objectives, be both qualitative and quantitative in nature and shall be established by the Managing Officer. The actual Bonus payout for each Fiscal Year shall be approved by the Compensation Committee based upon the Performance Assessment.

ii.	The Company reserves the right at any time to adjust the Performance Objectives in the event of a Significant Transaction and/or for any unanticipated and material events that are beyond the control of Company, including but not limited to acts of god, nature, war or terrorism, or changes in the rules for financial reporting set forth by the Financial Accounting Standards Board, the Securities and Exchange Commission, rules of the New York Stock Exchange and/or for any other reason which the Company determines, in good faith, to be appropriate.

iii.	Company shall pay any Bonus to Executive for the Fiscal Year following completion of the audit of ABM Industries Incorporated financial statements, but no later than seventy-five (75) days after the end of each Fiscal Year. The Company in its sole discretion may pay any prorated Target Bonus earlier. In the event of modification of employment under Paragraph 14 or termination of employment hereunder other than (a) a termination under Paragraph 16B, (b) a termination under Paragraph 16C for reasons other than Executive’s health, or (c) Executive’s retiring at age 65 or more with less than 10 years of employment at Company, Company shall pay Executive, within 75 days thereafter, a prorated portion of the Target Bonus based on the fraction of the Fiscal Year that has been completed prior to the date of modification or termination.

iv.	Absent bad faith or material error, any conclusions of the Managing Officer, President and/or Chief Executive Officer with respect to the Performance Assessment, Performance Objectives or the Bonus shall be final and binding upon Executive and Company.

v.	Notwithstanding any other provision of this Agreement, the Company may, prior to the beginning of any Fiscal Year, approve and notify the Executive of a modification to the Target Bonus or the bonus range set forth in subparagraph (i) above. The Company’s decision in this regard shall be deemed final and binding on Executive. In addition, the Company may grant a discretionary incentive bonus to Executive at any time in its sole discretion.

C.	PERQUISITES. Executive shall receive the then current perquisites generally provided by Company to its executives. Such perquisites may include but not be limited to car allowance, group health benefits, long-term disability benefits, group life insurance, sick leave and vacation. Each of these perquisites is subject to the applicable Company policy at all times. Executive expressly agrees that should Executive terminate employment with Company for the purpose of being re-employed by an ABM subsidiary or affiliate, Executive shall “carry-over” any previously accrued but unused vacation balance to the books of the affiliate. Company reserves the right to add, increase, reduce or eliminate any perquisites at any time, but no such benefit or benefits shall be reduced or eliminated as to Executive unless generally reduced or eliminated as to similarly-situated executives at Company.
8.	PAYMENT OR REIMBURSEMENT OF BUSINESS EXPENSES. Company shall pay directly or reimburse Executive for reasonable business expenses of Company incurred by Executive in connection with Company business in accordance with the ABM Travel & Entertainment Policy.

9.	BUSINESS CONDUCT. Executive shall comply with all applicable laws pertaining to the performance of this Agreement, and with all lawful and ethical rules, regulations, policies, codes of conduct, procedures and instructions of Company, including but not limited to the following:
A.	GOOD FAITH. Executive shall not act in any way contrary to the best interest of Company or ABM.

B.	BEST EFFORTS. During all full-time employment hereunder, Executive shall devote full working time and attention to Company.

C.	VERACITY. Executive shall make no claims or promises to any employee, supplier, contractor, customer or sales prospect of Company that are unauthorized by Company or are in any way untrue.

D.	POSSIBLE CHANGE OF CONTROL. Executive agrees that if Executive is approached by any person to discuss a possible acquisition or other transaction that could result in a change of control of Company, Executive will immediately advise the Chief Executive Officer, ABM’s General Counsel and the Chair of the Governance Committee of the Board.

E.	CODE OF BUSINESS CONDUCT. Executive agrees to fully comply with and annually execute a certification of compliance with ABM’s Code of Business Conduct and Ethics.

F.	OTHER LAWS. Executive agrees to fully comply with the other laws and regulations that govern Executive’s performance and receipt of compensation under this Agreement.

10.	NO CONFLICT. Executive represents to Company that Executive is not bound by any contract with a previous employer or with any other business that might prevent Executive from entering into this Agreement. Executive further represents that Executive is not bound by any other contracts or covenants that in any way restrict or limit Executive’s activities in relation to Executive’s employment with Company that have not been fully disclosed to Company prior to the signing of this Agreement.

11.	COMPANY PROPERTY. Company shall, from time to time, entrust to the care, custody and control of Executive certain of Company’s property, such as motor vehicles, equipment, supplies, passwords and electronic and paper documents. Such documents may include, but shall not be limited to, customer lists, financial statements, cost data, price lists, invoices, forms, electronic files and media, mailing lists, contracts, reports, manuals, personnel files or directories, correspondence, business cards, copies or notes made from Company documents and documents compiled or prepared by Executive for Executive’s use in connection with Company business. Executive specifically acknowledges that all such items, including passwords and documents, are the property of Company, notwithstanding their preparation, care, custody, control or possession by Executive at any time(s) whatsoever.

12.	GOODWILL & PROPRIETARY INFORMATION. In connection with Executive’s employment hereunder:
A.	PROPRIETARY INFORMATION. Executive agrees to utilize and further Company’s goodwill among its customers, sales prospects and employees, and acknowledges that Company may disclose to Executive and Executive may disclose to Company, Proprietary Information.

B.	DUTY OF LOYALTY. Executive agrees that the Proprietary Information and Company’s goodwill have unique value to Company, are not generally known or readily available to Company’s competitors, and could only be developed by others after investing significant time and money. Company makes the Proprietary Information and Company’s goodwill available to Executive in reliance on Executive’s agreement to hold the Proprietary Information and Company’s goodwill in trust and confidence. Executive hereby acknowledges that to use this Proprietary Information and Company’s goodwill other than for the benefit of Company would be a breach of such trust and confidence and a violation of Executive’s duty of loyalty to Company.
13.	RESTRICTIVE COVENANTS. In recognition of Paragraph 12 above, Executive hereby agrees that during the term of this Agreement and thereafter as specifically agreed herein:
A.	NON-SOLICITATION OF EMPLOYEES. While employed by Company and for a period of one year following Executive’s termination of employment, Executive shall at no time directly or indirectly solicit or otherwise encourage or arrange for any employee to terminate employment with Company except in the proper performance of this Agreement.

B.	NON-DISCLOSURE. Except in the proper performance of this Agreement, Executive shall not directly or indirectly disclose or deliver to any other person or business, any Proprietary Information obtained directly or indirectly by Executive from, or for, Company.

C.	NON-SOLICITATION OF CUSTOMERS. Executive agrees that for a reasonable time after the termination of this Agreement, which Executive and Company hereby agree to be one year, Executive shall not directly or indirectly, for Executive or for any other person or business, seek, solicit, divert, take away, obtain or accept any customer account or sales prospect with which Executive had direct business involvement on behalf of Company or any other ABM subsidiary within one year prior to termination of this Agreement. In addition, Executive agrees that at all times after the termination of this Agreement, Executive shall not seek, solicit, divert, take away, obtain or accept the patronage of any customer or sales prospect of Company or any other ABM subsidiary through the direct or indirect use of any Proprietary Information or by any other unfair or unlawful business practice.

D.	NON-DISPARAGEMENT. During Executive’s employment with Company and for a period of two years following termination of employment (whether voluntary or involuntary), Executive agrees not to make any comment or take any action which disparages, defames, or places in a negative light ABM, its subsidiaries, its past and present officers, directors, and employees. Company agrees that during this same period, its officers and directors shall refrain from making any comment or taking any action to disparage, defame, or place Executive in a negative public light.

E.	COOPERATION. Upon termination of employment hereunder, Executive shall cooperate with Company, ABM and any ABM subsidiaries in its defense or prosecution of any current or future matter in any forum, including but not limited to lawsuits, federal, state or local agency claims, audits and investigations, and internal and external investigations concerning any matter in which Executive was involved during Executive’s employment with Company, ABM and any ABM subsidiaries or about which Executive has or should have knowledge and information. Executive’s cooperation shall include, but is not limited to, meeting with Company’s, ABM’s and any ABM subsidiaries’ in-house and/or outside attorneys, communicating Executive’s knowledge of relevant facts to Company’s, ABM’s and any ABM subsidiaries’ attorneys, experts, consultants, investigators, executives, management and human resources employees and other representatives, reviewing and commenting on any relevant documents, preparing any requested documentation and testifying at depositions, hearings, arbitrations, trials and any other forum at which Executive’s participation and testimony is requested by Company, ABM and any ABM subsidiaries. In performing the tasks outlined in this Paragraph 13E, Executive shall be bound by the covenants of good faith and veracity set forth in Paragraph 9 of this Agreement and as outlined in ABM’s Code of Business Conduct and Ethics.

F.	LIMITATIONS. Nothing in this Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason in the State of Employment, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices.
14.	MODIFICATION OF EMPLOYMENT. At any time during the then current Initial or Extended Term, as applicable, of this Agreement, upon approval of a majority of the non-management directors of the Board, the Board shall have the absolute right, with or without cause and without terminating this Agreement or Executive’s employment hereunder, to remove Executive from any position in which Executive is then serving and to modify the nature of Executive’s employment for the remainder of the then current Initial or Extended Term, as applicable, from that of a full-time employee to that of a part-time employee. The Modification Period shall commence immediately upon Company giving Executive written notice of such change.
A.	MODIFICATION ACTIONS. Upon commencement of the Modification Period: (i) Executive shall immediately resign as an officer and/or director of Company, ABM and/or of any ABM subsidiaries, as applicable, (ii) Executive shall promptly return all Company property in Executive’s possession to Company, including but not limited to any motor vehicles, equipment, supplies and documents set forth in Paragraph 11 of this Agreement, and (iii) Company shall pay Executive when due any and all previously earned, but as yet unpaid, salary, Bonus pursuant to Paragraph 7B(iii), or other contingent compensation, reimbursement of business expenses and perquisites.

B.	MODIFICATION OBLIGATIONS. During the Modification Period: (i) Executive shall be deemed a part-time employee and not a full-time employee of Company; (ii) Executive shall provide Company with such occasional executive or managerial services as reasonably requested by the person(s) designated by the Managing Officer, except that failure to render such services by reason of any physical or mental illness or disability other than Total Disability or death, or unavailability because of absence from the State of Employment, shall not affect Executive’s right to receive payments under subparagraph 14B(iii); (iii) Company shall continue to pay Executive’s monthly salary pursuant to Paragraph 7A of this Agreement and shall pay directly to Executive a monthly amount equal to the Insurance Contribution immediately prior to the beginning of the Modification Period; (iv) Executive shall not be eligible or entitled to receive a Bonus with respect to the Modification Period or participate in any bonus or perquisites other than the ABM Employee Stock Purchase Plan and 401(k) plan provided that Executive continues to qualify under the terms of such plans; (v) Executive may exercise rights under COBRA to obtain medical insurance coverage as may be available to Executive; and (vi) Company shall pay directly or reimburse Executive in accordance with the provisions of Paragraph 8 of this Agreement for reasonable business expenses of Company incurred by Executive in connection with such services requested by the person(s) designated by the Board.

C.	MODIFICATION PERIOD. The Modification Period shall continue until the earlier of: (i) Total Disability or death, (ii) termination of this Agreement by

Company for Just Cause, (iii) Executive accepts employment or receives any other compensation from operating, assisting or otherwise being involved or associated with any business that is similar to or competitive with any business in which Company is engaged on the commencement date of the Modification Period, or (iv) expiration of the then current Initial or Extended Term, as applicable, of this Agreement.
15.	EXTENSION OF EMPLOYMENT.
A.	RENEWAL. Absent at least 90 days written notice of termination of employment or notice of non-renewal from Company to Executive prior to expiration of the then current Initial or Extended Term, as applicable, of this Agreement, employment hereunder shall continue for an Extended Term (or another Extended Term, as applicable) of one year.

B.	NOTICE OF NON-RENEWAL. In the event that notice of non-renewal is given 90 days prior to the expiration of the then Initial or Extended Term, as applicable, of this Agreement, employment shall continue on an “at will” basis following the expiration of such Initial or Extended Term. In such event, Company shall have the right to terminate Executive’s employment or to change the terms and conditions of Executive’s employment, including but not limited to Executive’s position and/or compensation .
16.	TERMINATION OF EMPLOYMENT.
A.	TERMINATION UPON EXPIRATION OF TERM. Subject to at least 90 days prior written notice of termination of employment, Executive’s employment shall terminate, with or without cause, at the expiration of the then current Initial or Extended Term. Company has the option, without terminating this Agreement, of placing Executive on a leave of absence at the full compensation set forth in Paragraph 7 of this Agreement, for any or all of such notice period.

B.	TERMINATION FOR CAUSE. Company may terminate Executive’s employment hereunder at any time during the then current Initial or Extended Term, as applicable, of this Agreement, without notice subject only to a good faith determination by a majority of the Board of Just Cause.

C.	VOLUNTARY TERMINATION BY EXECUTIVE. At any time during the then current Initial or Extended Term, as applicable, of this Agreement and with or without cause, Executive may terminate employment hereunder by giving Company 90 days prior written notice. For a voluntary termination for reasons other than health, Executive will not receive any prorated Bonus pursuant with Paragraph 7.B.iii.

D.	DISABILITY OR DEATH. Employment hereunder shall automatically terminate upon the Total Disability or death of Executive. Company shall pay when due to Executive or, upon death, Executive’s designated beneficiary or estate, as applicable, any and all previously earned, but as yet unpaid, salary, Bonus, other contingent compensation, reimbursement of business expenses and perquisites which would have otherwise been payable to Executive under this Agreement, through the end of the month in which Total Disability or death occurs.

E.	ACTIONS UPON TERMINATION. Upon termination of employment hereunder, Executive shall immediately resign as an officer and/or director of Company and of any Company subsidiaries or affiliates, as applicable. Executive shall promptly return and release all Company property in Executive’s possession to Company, including but not limited to, any motor vehicles, equipment, supplies, passwords and documents set forth in Paragraph 11 of this Agreement. Company shall pay Executive when due any and all previously earned, but as yet unpaid, salary, Bonus, other contingent compensation, reimbursement of business expenses and perquisites.
17.	GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Employment.

18.	DISPUTE RESOLUTION.
A.	ARBITRATION. Except as provided in Paragraph 18B below, any claim or dispute related to or arising from this Agreement (whether based in contract, statute or tort, in law or equity) including, but not limited to, claims or disputes between Executive and Company or its directors, officers, employees and agents regarding Executive’s employment or termination of employment hereunder, or any other business of Company, shall be resolved by binding arbitration in accordance with the following procedures:
i.	The arbitration shall be administered by AAA.

ii.	Except as modified herein, the arbitration proceeding shall be administered pursuant to AAA’s Commercial Rules.

iii.	The parties will mutually agree upon two neutral arbitrators who shall be respectively designated the “Pre-hearing Arbitrator” and the “Hearing Arbitrator.” The Pre-hearing Arbitrator shall preside over all issues or disputes arising prior to the hearing on the merits, including discovery issues and pre-hearing motions. The Hearing Arbitrator shall preside over the formal hearing on the merits and shall have the sole authority to issue a final and binding award in the matter.

iv.	The parties may conduct the following discovery as a matter of right: (a) two depositions per side; (b) 35 non-compound interrogatories per side, which shall be answered under penalty of perjury by the responding party; (c) 35 non-compound document requests, which shall be answered under penalty of perjury by the responding party. Any additional discovery shall only take place as stipulated by the parties, as provided by the AAA’s Commercial Rules, or as ordered by the Pre-hearing Arbitrator.

v.	The Pre-hearing Arbitrator shall hear and rule upon such motions for summary judgment or summary adjudication as might be made by either party. Upon receipt of such a motion, the Pre-hearing Arbitrator shall consult with the parties and establish both a hearing date and a briefing schedule which allows an opposition and reply submission prior to the hearing.

vi.	The cost of such arbitration shall be borne by Company.

vii.	Any such arbitration must be requested in writing within one year from the date the party initiating the arbitration knew or should have known about the claim or dispute, or all claims arising from that dispute are forever waived.

viii.	Any such arbitration shall be held in the city and/or county of employment hereunder. Judgment upon the award rendered through such arbitration may be entered and enforced in any court having proper jurisdiction.
B.	LITIGATION / COURT ACTION. Disputes involving the threatened or actual breach of obligations set forth in Paragraphs 12 and 13 of this Agreement shall not be subject to arbitration. Rather, any such disputes shall be resolved through civil litigation, which may be filed in any court of competent jurisdiction.
19.	REMEDIES & DAMAGES.
A.	INJUNCTIVE RELIEF. The parties agree that compliance with Paragraphs 12 and 13 of this Agreement is necessary to protect the business and goodwill of Company, and that any breach of such Paragraphs will result in irreparable and continuing harm to Company, for which monetary damages may not provide adequate relief. Accordingly, in the event of any actual or threatened breach of Paragraphs 12 and 13 of this Agreement by Executive, Company and Executive agree that Company shall be entitled to all appropriate remedies, including temporary restraining orders and injunctions enjoining or restraining such actual or threatened breach. Executive hereby consents to the issuance thereof forthwith by any court of competent jurisdiction.

B.	WITHHOLDING AUTHORIZATION. To the fullest extent permitted under the laws of the State of Employment hereunder, Executive authorizes Company to withhold from any severance payments otherwise due to Executive and from any other funds held for Executive’s benefit by Company, any damages or losses sustained by Company as a result of any material breach or other material violation of this Agreement by Executive, pending resolution of the underlying dispute as provided in Paragraph 18 above.
20.	NO WAIVER. Failure by either party to enforce any term or condition of this Agreement at any time shall not preclude that party from enforcing that provision, or any other provision of this Agreement, at any later time.

21.	SEVERABILITY. The provisions of this Agreement are severable. If any arbitrator (or court as applicable hereunder) rules that any portion of this Agreement is invalid or unenforceable, the arbitrator’s or court’s ruling shall not affect the validity and enforceability of other provisions of this Agreement. It is the intent of the parties that if any provision of this Agreement is ruled to be overly broad, the arbitrator or court shall interpret such provision with as much permissible breadth as is allowable under law rather than consider such provision void.
22.	SURVIVAL. All terms and conditions of this Agreement which by reasonable implication are meant to survive the termination of this Agreement, including but not limited to the provisions of Paragraphs 13 and 18 of this Agreement, shall remain in full force and effect after the termination of this Agreement.
23.	REPRESENTATIONS. Executive represents and agrees that Executive has carefully read and fully understands all of the provisions of this Agreement, that Executive is voluntarily entering into this Agreement and has been given an opportunity to review all aspects of this Agreement with an attorney, if Executive chooses to do so.
24.	NOTICES.
A.	ADDRESSES. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and delivered in person, or sent prepaid by certified mail, bonded messenger or overnight express, or electronically to the party named at the address set forth below or at such other address as either party may hereafter designate in writing to the other party:

Executive:	(Executive Name)
(Home address)
(Home city, state ZIP)
Email: (known email address, typically ABM address)

Company:	(Legal Company Name)
160 Pacific Avenue, Suite 222
San Francisco, CA 94111
Attention: Chief Executive Officer

Copy:	ABM Industries Incorporated
160 Pacific Avenue, Suite 222
San Francisco, CA 94111
Attention: Senior Vice President of Human Resources
B.	RECEIPT. Any such notice shall be assumed to have been received when delivered in person or 48 hours after being sent in the manner specified above.
25.	ENTIRE AGREEMENT. Unless otherwise specified herein, this Agreement sets forth every contract, understanding and arrangement as to the employment relationship between Executive and Company, and may only be changed by a written amendment signed by both Executive and Company.
A.	NO EXTERNAL EVIDENCE. The parties intend that this Agreement speak for itself, and that no evidence with respect to its terms and conditions other than this Agreement itself may be introduced in any arbitration or judicial proceeding to interpret or enforce this Agreement.

B.	SUPERSEDES OTHER AGREEMENTS. It is specifically understood and accepted that this Agreement supersedes all oral and written employment agreements between Executive and Company prior to the date of this Agreement as well as all conflicting provisions of ABM’s Human Resources Manual, including but not limited to the termination, discipline and discharge provisions contained therein.

C.	AMENDMENTS. This Agreement may not be amended except in a writing approved by the Board and signed by the Executive and the Chief Executive Officer.
IN WITNESS WHEREOF, Executive and Company have executed this Agreement as of the date set forth above.

Executive:	(Executive Name)
Signature:

Date:

Company:	(Legal Company Name)
Signature:

Title:

Date: